Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form Type)

SANDISK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)

Fees to be Paid	Equity	Common stock, $0.01 par value	Rule 457(a)	1,764,768	$38.50	$67,943,568	0.00015310	$10,402.16

	Total Offering Amounts					$67,943,568		$10,402.16

	Total Fees Previously Paid							—

	Total Fee Offsets							$10,402.16

	Net Fee Due							$0

Table II: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Sandisk Corporation	S-1	333-286626	April 18, 2025		$10,402.16

Fee Offset Sources	Sandisk Corporation	S-1	333-286626		April 18, 2025		$10,402.16

(1)   Represents only the additional number of shares being registered pursuant to this registration statement, including additional shares subject to purchase upon exercise of the option granted to the underwriters. Does not include the shares that were previously registered on the Registration Statement on Form S-1 (File No. 333-286626), as amended (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on June 5, 2025.

(2) Based on the public offering price.

(3)   The registration fee is calculated in accordance with Rule 457(a) under the Securities Act. The Registrant previously registered 19,550,000 shares of common stock with an aggregate offering price of $751,893,000 on the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a maximum aggregate offering price of $67,943,568 is hereby registered.